Exhibit 10(a)

2010 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(PERFORMANCE-BASED)

Awardee:

Date of Grant:

Target Number of Restricted Stock Units:

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of the Date of Grant set forth above by and between UNITED RENTALS, INC., a Delaware corporation, having an office at Five Greenwich Office Park, Greenwich, CT 06831 (the “Company”), and Awardee, currently an employee of the Company or an affiliate of the Company.

In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Restricted Stock Units. The Company, pursuant to its 2010 Long Term Incentive Plan (the “Plan”), which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants to Awardee (also referred to as “you”) the Target Number of Restricted Stock Units (the “Units”). The number of Units granted represents the number of Units that would be earned if the Company were to achieve the target level of performance for the Company Performance Measures (as hereinafter defined) for each calendar year during the period from January 1, 2011 through December 31, 2013 (each calendar year during such period, a “Performance Period”). The number of Units earned, if any, is subject to increase or decrease based on the Company’s actual performance against the Company Performance Measures and may range from 0% to 200% of the Units. Your failure to sign and return a copy of this Agreement within 30 days of receipt shall automatically effect a cancellation and forfeiture of the Units, except as determined by the Company in its sole discretion.

2. Company Performance Measure; Certification;

Change in Control; Forfeiture.

(i)	Company Performance Measures. Provided you have remained continuously employed by the Company through the last day of a Performance Period (each such day, a “Vesting Date”), one-third of the Target Number of Restricted Stock Units granted hereunder may be earned for each Performance Period based on the achievement of annual goals related to EBITDA and EBTIDA Margin (each as adjusted for restructuring charges and stock compensation) set forth in Schedule I (the “Company Performance Measures”). The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall approve the Company Performance Measures and the formula to determine the number of Units earned based upon the level of achievement of the Company Performance Measures for each Performance Period no later than 90 days after the commencement of the Performance Period to which the Company Performance Measures relate. The Company shall notify you of the Company Performance Measures and formula as soon as practicable thereafter.

(ii)	Certification. The Compensation Committee shall certify the achievement of the Company Performance Measures in accordance with Section 2.8.2(c) of the Plan and the percentage of Units earned for a Performance Period as soon as administratively practicable after the end of the Performance Period but no later than 45 days after the end of the calendar year in which the Performance Period ends (the “Certification Date”). The percentage of Units earned for a Performance Period will be determined as follows:

Performance	Percentage of Units earned for a Performance Period*
Performance less than Threshold	0%
Performance at Threshold	50%
Performance at Target	100%
Performance at or above Maximum	200%

*	If the performance is between the amounts shown, the percentage of Units earned will be appropriately adjusted to a percentage determined by linear interpolation between the respective amounts shown.

The Company shall advise you of the percentage of Units earned for the Performance Period as soon as practicable following the Certification Date. All earned Units for the Performance Period shall be settled in accordance with Section 4 and any Units not earned for the Performance Period shall be canceled and forfeited as of the Certification Date.

(iii)	Change in Control. Except as set forth in Section 7, following a Change in Control (as defined below), notwithstanding the provisions of Sections 2(i) and 2(ii), the Units will convert to time-based Units and will be deemed earned at the target level with respect to any then open Performance Period on the anniversary of the Date of Grant following the end of the applicable Performance Period, provided that Awardee has remained continuously employed by the Company through the applicable Vesting Date.

(iv)	Forfeiture. Except as set forth in Section 7, if your employment with the Company terminates for any reason whatsoever, including, but not limited to, a termination by the Company with or without “Cause” (as hereinafter defined), a resignation by you with or without “Good Reason” (as hereinafter defined), or your retirement, prior to the Vesting Date for any Performance Period, all Units that could have been earned for such Performance Period and for any remaining Performance Period shall be canceled and forfeited as of the date of such termination.

3. Transfer. Except as may be effected by will or other testamentary disposition or by the laws of descent and distribution, the Units are not transferable, whether by sale, assignment, exchange, pledge, or hypothecation, or by operation of law or otherwise before they earned and are settled, and any attempt to transfer the Units in violation of this Section 3 will be null and void.

4. Settlement of Units.

(i)	General. Earned Units shall be settled in shares of the common stock, $.01 par value, of the Company (“Shares”), on a one-for-one basis, (1) as soon as practicable following the Certification Date (but in no event later than March 1st in the calendar year after the calendar year in which the Performance Period ends) or (2) following a Change in Control, as soon as practicable following the anniversary of the Date of Grant Units are deemed earned in accordance with Section 2(iii), provided in each case that Awardee has satisfied their tax withholding obligations with respect to the earned Units as described in this Agreement. Shares, in a number equal to the number of Units that have been earned, will be issued by the Company in the name of Awardee by electronic book-entry transfer or credit of such shares to an account of Awardee maintained with such brokerage firm or other custodian as the Company determines. Alternatively, in the Company’s sole discretion, such issuance may be effected in such other manner (including through physical certificates) as the Company may determine and/or by transfer or credit to such other account of Awardee as the Company or Awardee may specify.

(ii)	Section 409A. The Company intends that the Units shall not constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted, administered and construed consistent with such intent. If, and only to the extent that, (1) the Units constitute “deferred compensation” within the meaning of Section 409A and (2) Awardee is deemed to be a “specified employee” (as such term is defined in Section 409A and as determined by the Company), the payment of Units on account of Awardee’s termination of employment shall not be made until the first business day of the seventh month after Awardee’s “separation from service” (as such term is defined and used in Section 409A) with the Company, or if earlier, the date of Awardee’s death.

5. Forfeiture. You acknowledge that an essential purpose of the grant of the Units is to ensure the utmost fidelity by yourself to the Company’s interests and to your diligent performance of all of your understandings and commitments to the Company. Accordingly,

YOU SHALL NOT BE ENTITLED TO RETAIN THE UNITS OR RECEIVE SHARES IN SETTLEMENT THEREOF, EITHER DURING OR AFTER TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY IF THE COMPANY, IN ITS SOLE DISCRETION, BELIEVES THAT YOU HAVE AT ANY TIME ENGAGED IN “INJURIOUS CONDUCT” (AS HEREINAFTER DEFINED).

In the event of any such determination:

(i)	the Units shall terminate and be forfeited as of the date of such determination; and

(ii)	Awardee shall (1) transfer back to the Company, for consideration of $.01 per Share, all Shares that are held, as of the date of such determination, by Awardee and that were acquired upon settlement of the Units on or after the date which is 180 days prior to the date of such conduct (Shares so acquired, the “Acquired Shares”) and (2) to the extent such Acquired Shares have previously been sold or otherwise disposed of by Awardee, repay to the Company the aggregate Fair Market Value (as defined in the Plan) of such Acquired Shares on the date of such sale or disposition, less the number of such Acquired Shares times $.01.

For purposes of the preceding clause (ii)(2) of this Section 5, the amount of the repayment described therein shall not be affected by whether Awardee received such Fair Market Value with respect to such sale or other disposition, and repayment may, without limitation, be effected, at the discretion of the Company, by means of offset against any amount owed by the Company to Awardee.

“Injurious Conduct” for purposes of this Agreement shall mean (i) Awardee’s fraud, misappropriation, misconduct or dishonesty in connection with his or her duties, (ii) any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company or any affiliate of the Company, (iii) Awardee’s breach of any material obligations contained in Awardee’s employment agreement or offer letter with the Company, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein, (iv) conduct by Awardee that is in material competition with the Company or any affiliate of the Company or (v) conduct by Awardee that breaches Awardee’s duty of loyalty to the Company or any affiliate of the Company.

6. Securities Laws Restrictions. You represent that when the Units are settled, you will be acquiring Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Shares so received unless otherwise covered by a Form S-8 or unless your offer, sale or other disposition thereof is otherwise registered under the Securities Act of 1933, as amended (the “1933 Act”) and state securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. You agree that you will not offer, sell or otherwise dispose of any such Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or similar filing under state laws) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that (i) any sale of the Shares you acquire upon settlement of the Units are subject to the Company’s insider trading rules and policies, as they exist from time to time, and (ii) the certificates for such Shares will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.

If you are a director, officer or principal shareholder, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) further restricts your ability to sell or otherwise dispose of Shares acquired upon settlement of the Units.

7. Change in Control; Death or Disability.

(i)	In the event of either (1) a Change in Control that results in none of the common stock of the Company or any direct or indirect parent entity being publicly traded or (2) a termination of Awardee’s employment by the Company without Cause, or by Awardee for Good Reason, within 12 months after any Change in Control, then all Units shall be deemed earned at the target level with respect to each remaining open Performance Period and nonforfeitable upon the occurrence of such event.

(ii)	In the event of a termination of Awardee’s employment as a result of Awardee’s death or permanent disability (as defined under the Company’s long-term disability policies), a pro rata portion of the Units that could have been earned for the Performance Period in which such termination occurs shall be deemed earned on the date of such termination equal to — multiplied by a fraction (the denominator of which is 365 and the numerator of which is the number of days since the first day of the current Performance Period until the date of termination). All Units that are not earned as of the date of such termination (including as a result thereof) shall be forfeited on the date of such termination.

(iii)	For purposes of this Agreement, “Change in Control” means (1) any person or business entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by then outstanding voting securities of the Company or (2) there shall be consummated a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets within a 12-month period, or any other business combination of the Company with any other corporation or business entity, but not including any merger or business combination of the Company which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination.

(iv)	For purposes of this Agreement, “Cause” means (1) Awardee’s continued failure to substantially perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness), (2) Awardee’s commission of a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (3) Awardee’s fraud, misappropriation, misconduct or dishonesty in connection with his or her duties, (4) any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company or any affiliate of the Company, (5) Awardee’s breach of any material obligations contained in Awardee’s employment agreement or offer letter with the Company, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein, (6) Awardee’s breach of the Company’s Code of Conduct or (7) Awardee’s material breach of any Company policies and procedures applicable to Awardee.

(v)	For purposes of this Agreement, “Good Reason” shall exist if Awardee resigns his or her employment following the Company’s (1) material reduction of Awardee’s base salary, or (2) requirement that Awardee relocate more than 50 miles from Awardee’s current principal location of employment; “Good Reason” shall exist only if Awardee has given written notice to the Company within 30 days after the initial occurrence of the event, with a reference to this Agreement, the Company has not cured such event by the 15th day after the date of such notice, and Awardee’s employment terminates within 60 days of Awardee’s giving of such notice to the Company.

(vi)	For purposes of this Agreement, in the event Awardee has an employment agreement with the Company that provides definitions for the terms “Cause” and/or “Good Reason,” then, during the time in which Awardee’s employment agreement is in effect, the definitions provided within Awardee’s employment agreement shall be used instead of the definitions provided above.

8. Withholding Taxes. Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, the minimum aggregate federal, state and local taxes required to be withheld by applicable law or regulation in respect of the settlement of any portion of the Units hereunder, or otherwise as a result of your receipt of the Units, no later than the date of the event creating the tax liability. The Company may, and, in the absence of other timely payment or provision made by Awardee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Awardee, including, but not limited to, by withholding Shares which otherwise would be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivering or withholding of Shares, such Shares shall be valued at their Fair Market Value (as determined in accordance with the Plan) on the date of such delivery or withholding.

9. No Rights as a Stockholder. Neither the Units nor this Agreement shall entitle Awardee to any voting rights or other rights as a stockholder of the Company unless and until Shares have been issued in settlement thereof. Without limiting the generality of the foregoing, no dividends or dividend equivalents shall accrue or be paid with respect to any Units.

10. Conformity with Plan. This Agreement, and the Units awarded hereby, are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan, and this Agreement shall be deemed to be modified accordingly. By executing and returning this Agreement, you acknowledge your receipt of the Plan and agree to be bound by all the terms and conditions of the Plan as it shall be amended from time to time.

11. Employment and Successors. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any affiliate of the Company or shall affect in any way your right or the right of the Company or any affiliate of the Company, as the case may be, to terminate your employment at any time. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor to the Company by merger or otherwise. Subject to the restrictions on transfer set forth herein, all of the provisions of the Plan and this Agreement will be binding upon Awardee and Awardee’s heirs, executors, administrators, legal representatives, successors and assigns.

12. Awardee Advised To Obtain Personal Counsel and Tax Representation. IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted Units under the Plan regarding the federal, state or local income tax consequences or employment tax consequences of participating in the Plan. Notwithstanding any withholding by the Company of taxes hereunder, Awardee remains responsible for determining Awardee’s own personal tax consequences with respect to the Units, their being earned, the receipt of Shares upon settlement, any subsequent disposition of Shares and otherwise of participating in the Plan, and also ultimately remains liable for any tax obligations in connection therewith (including any amounts owed in excess of withheld amounts). Accordingly, Awardee may wish to retain the services of a professional tax advisor in connection with the Units and this Agreement.

13. Beneficiary Designation. Awardee may designate one or more beneficiaries, from time to time, to whom any benefit under this Agreement is to be paid in case of Awardee’s death. Each designation must be in writing, signed by Awardee and delivered to the Company. Each new designation will revoke all prior designations.

14. Adjustments for Changes in Capital Structure. In the event any change is made to the Shares by reason of any dividend of shares or extraordinary cash dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, the Company shall make such appropriate adjustments to the Units as it determines are equitable and reasonably necessary or desirable to preserve the intended benefits under this Agreement.

15. Disputes. Any question concerning the interpretation of or performance by the Company or Awardee under this Agreement, including, but not limited to, the Units, their being earned, settlement or forfeiture, or the issuance or delivery of Shares upon settlement, or any other dispute or controversy that may arise in connection herewith or therewith, shall be determined by the Company in its sole and absolute discretion; provided, however, that, following a Change in Control, any determinations by the Company or a successor entity with respect to the existence or not of Injurious Conduct, Cause or Good Reason, or any other post-Change in Control determination that would effect a forfeiture of all or a portion of the Units, must be objectively reasonable.

16. Miscellaneous.

(i)	References herein to determinations or other decisions or actions to be taken or made by the Company shall be made by the Compensation Committee or such other person or persons to whom the Compensation may from time to time delegate authority or otherwise designate, and any such determinations, decisions or actions shall be final, conclusive and binding on Awardee and all persons claiming under or through Awardee.

(ii)	This Agreement may not be changed or terminated except by a written agreement expressly referencing this Agreement and signed by the President or Chief Executive Officer of the Company and Awardee.

(iii)	This Agreement, together with the Plan, constitutes the entire understanding of the parties, and supersedes and cancels all prior agreements, with respect to the subject matter hereof.

(iv)	This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

(v)	This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of laws. The interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the state court sitting in Fairfield County, Connecticut or the federal courts in the District of Connecticut and Awardee hereby consents that such courts be granted exclusive jurisdiction for such purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

UNITED RENTALS, INC.

By:
Michael J. Kneeland
Chief Executive Officer

AWARDEE:

NAME

Schedule I

to

Restricted Stock Unit Agreement

Company Performance Measures

The Compensation Committee has determined that the number of Units earned based on the achievement of the Company Performance Measures, weighted equally, for the Performance Period beginning on January 1, 2011 and ending on December 31, 2011 shall be determined as set forth in the following schedule:

Performance Level	EBITDA** ($M)	EBITDA Margin**
Maximum	880	37.3%
Target	800	33.3%
Threshold	750	30.0%

*	If the performance is between the amounts shown, the percentage of Units earned will be appropriately adjusted to a percentage determined by linear interpolation between the respective amounts shown.
**	Each as adjusted for restructuring charges and stock compensation.